Exhibit 1.1

U.S.$600,000,000

BUNGE LIMITED FINANCE CORP.

4.350% SENIOR NOTES DUE 2024

Fully and Unconditionally Guaranteed by

BUNGE LIMITED
(a Bermuda Company)

UNDERWRITING AGREEMENT

September 4, 2018

September 4, 2018

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10017

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

SMBC Nikko Securities America, Inc.

277 Park Avenue

New York, NY 10172

As representatives of the several Underwriters listed in Schedule I hereto

Dear Sirs and Mesdames:

Bunge Limited Finance Corp., a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule I hereto (collectively, the “Underwriters”) U.S.$600,000,000 aggregate principal amount of its 4.350% Senior Notes due 2024 (the “Securities”).  The Securities will be issued pursuant to an indenture to be dated as of September 10, 2018 (the “Indenture”) among the Company, Bunge Limited, a Bermuda exempted company (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), and will be fully and unconditionally guaranteed by the Guarantor (the “Guarantee”).

For purposes of this Underwriting Agreement (the “Agreement”):

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or then deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Guarantor or its subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Time” means 5:10 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 4 hereof.

“Commission” means the U.S. Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Securities means the date and time as of which the Registration Statement became effective upon filing pursuant to Rule 462(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule II to this Agreement.

“Issuer Free Writing Prospectus” means (a) any “issuer free writing prospectus,” as defined in Rule 433 under the Act, relating to the Securities and the Guarantees in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Act, and (b) any Limited Use Issuer Free Writing Prospectus to the extent not otherwise an “issuer free writing prospectus” as defined in Rule 433 under the Act.

“Limited Use Issuer Free Writing Prospectus” means (a) any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus, and (b) the electronic road show presented on September 4, 2018, whether or not an “issuer free writing prospectus” as defined in Rule 433 under the Act.

“Prospectus” means the Statutory Prospectus or “final prospectus supplement” that discloses the public offering price, other 430B Information and other final terms of the Securities and otherwise satisfies Section 10(a) of the Act.

“Responsible Officer” means, as to any person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such person or any other officer of such person customarily performing functions similar to those performed by any of the above-designated officers.

“Restricted Party” means any person listed (a) in the Annex to the Executive Order, (b) on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or (c) in any successor list to either of the foregoing.

“Restricted Person” means a person that is (a) listed on, or owned 50% or more by or controlled by a person listed on any applicable Sanctions List; or (b) located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of any applicable country-wide Sanctions.  For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.  The term “controlled” has the meaning correlative thereto.

“Rules and Regulations” means the rules and regulations of the Commission.

“Sanctions” means any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (a) the United States government, (b) the United Nations, (c) the European Union, (d) the United Kingdom, (e) the relevant authorities of Switzerland or (f) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (together, “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

1.                            Representations and Warranties of the Company and the Guarantor.  The Company and the Guarantor jointly and severally represent and warrant to and agree with each of the Underwriters that:

(a)                                 The Company and the Guarantor have filed with the Commission registration statement No. 333-211218 on Form S-3, including a related prospectus or prospectuses, covering the registration of, among others, the Securities under the Act, which has become effective, and, to the knowledge of the Company and the Guarantor, no stop order suspending effectiveness of the registration statement is in effect, and no proceedings for such purposes are pending before or threatened by the Commission.  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C

Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

(b)                                 (i) (A) At the time the Registration Statement initially became effective, (B) at the Applicable Time relating to the Securities and (C) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Guarantor by the Underwriters specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 7(b) hereof.

(c)                                  (i) (A)  At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (C) at the time any of the Company, the Guarantor or any person acting on their behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption of Rule 163, the Guarantor was a “well known seasoned issuer” as defined in Rule 405, and the Guarantor was not and is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433; (ii) The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405; (iii) Neither the Company nor the Guarantor has received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form; and (iv) the Company and the Guarantor shall pay the required Commission filing fees relating to the Securities within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).

(d)                                 As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable

Time, if any, and the preliminary prospectus supplement, dated September 4, 2018, including the base prospectus dated May 6, 2016, as amended (the “Preliminary Prospectus Supplement”), and the other information, if any, stated in Schedule II to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Preliminary Prospectus Supplement, any Issuer Free Writing Prospectus or any other information stated in Schedule II to this Agreement in reliance upon and in conformity with written information furnished to the Guarantor by the Underwriters specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 7(b) hereof.

(e)                                  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the Company or the Guarantor notified or notify the Underwriters as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company or the Guarantor have promptly notified or will promptly notify the Underwriters and (ii) the Company and the Guarantor have promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)                                   Each of the Company and the Guarantor has been duly formed or incorporated, as applicable, is validly existing in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to execute and deliver this Agreement, the Indenture (including the Guarantee set forth therein) and, in the case of the Company, the Securities, to perform its obligations hereunder, to own its property and to conduct its business as described in the General Disclosure

Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole.

(g)                                  Each significant subsidiary of the Guarantor (as such term is defined in Rule 1-02 of Regulation S-X, a “Significant Subsidiary”) has been duly incorporated, is validly existing as a company and, if applicable, is in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the General Disclosure Package and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole; all of the outstanding capital stock of the Company and the issued shares of capital stock of each Significant Subsidiary of the Guarantor have been duly and validly authorized and issued, and, in the case of the capital stock, are fully paid and non-assessable and, except as described in the General Disclosure Package and to the extent disclosed in the General Disclosure Package, are owned directly or indirectly by the Guarantor, free and clear of all liens, encumbrances, equities or claims.  As of December 31, 2017, the Significant Subsidiaries of the Guarantor consist of Bunge Alimentos S.A., Bunge North America, Inc., Bunge Argentina S.A., Bunge Finance Limited, Bunge International Commerce Ltd., Bunge Cooperatief UA, Bunge Brazil Holdings B.V., Koniklijke Bunge B.V., Bunge Europe S.A., Bunge Global Markets Ltd., CSY Holding, Inc., Bunge N.A. Holdings, Inc., Bunge Holdings North America, Inc., Bunge Corporation Ltd., Bunge Canada, Bunge Iberica SAU, Bunge Canada Holdings II ULC and Bunge Canada Investments, Inc.

(h)                                 This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(i)                                     The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized, executed and delivered by the Company and the Guarantor and, when duly executed and delivered by each of the other parties thereto, will be a valid and binding agreement of, the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(j)                                    The Securities have been duly authorized by the Company and, when duly executed and authenticated, issued and delivered in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(k)                                 The Guarantee, forming part of the Indenture, has been duly authorized by the Guarantor and, when the Securities have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(l)                                     The authorized share capital of the Guarantor conforms as to legal matters in all material respects to the description thereof contained in each of the General Disclosure Package and the Prospectus.

(m)                             The execution and delivery by each of the Company and the Guarantor of, and the performance by each of the Company and the Guarantor of its obligations under, this Agreement, and the Indenture and the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Securities, will not contravene any provision of applicable law or the Certificate of Incorporation and by-laws of the Company, the memorandum of association or bye-laws of the Guarantor, or other organizational documents or any agreement or other instrument binding upon the Company or the Guarantor or any of its subsidiaries that is material to the Guarantor and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, the Guarantor or any subsidiary, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or the Guarantor or any of its subsidiaries that are material to the Guarantor and its subsidiaries taken as a whole, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by each of the Company or the Guarantor of its obligations under this Agreement, and the Indenture and the Company of its obligations under the Securities, except such as have already been obtained or filings to be made in Bermuda prior to the Closing Date or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(n)                                 Neither the Company nor the Guarantor is (i) in violation of (A) any provision of applicable law, which violation is material to the Guarantor and its subsidiaries taken as a whole or (B) their respective certificate of incorporation or memorandum of association, as the case may be, by-laws or other organizational documents, (ii) in breach or violation of, or default under, any agreement, indenture, mortgage, deed of trust, loan agreement or other instrument binding upon the Company or the Guarantor or any of its subsidiaries, which is material to the Guarantor and its subsidiaries taken as a whole, or (iii) in violation of any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or the Guarantor or any of its subsidiaries, which violation is material to the Guarantor and its subsidiaries taken as a whole.

(o)                                 The consolidated financial statements of the Guarantor and the related notes thereto included and incorporated by reference in each of the General Disclosure Package and the Prospectus present fairly, in all material respects, the consolidated financial position of the Guarantor as of the dates indicated and its consolidated results of operations and cash flows for the periods specified, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby; and the other financial information relating to the Guarantor and its Significant Subsidiaries included or incorporated by reference in each of the General Disclosure Package and the Prospectus has been derived from the accounting records of the Guarantor and its Significant Subsidiaries and presents fairly, in all material respects, the information shown thereby.

(p)                                 There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the General Disclosure Package.

(q)                                 There are no legal or governmental proceedings pending or, to the knowledge of the Company or the Guarantor, threatened to which the Company, the Guarantor or any of its subsidiaries is a party or to which any of the properties of the Company, the Guarantor or any of its subsidiaries is subject that are required to be described in the Registration Statement or the Prospectus and are not so described or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(r)                                    Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(s)                                   The documents incorporated by reference in the Registration Statement, when filed with the Commission, conformed or will conform, as the case may be, in all material respects with the requirements of the Exchange Act and did not and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(t)                                    Neither the Company nor the Guarantor is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(u)                                 Except as described in each of the General Disclosure Package and the Prospectus, the Guarantor and its Significant Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in any such case for any failure to comply or violations, or failure to receive required permits, licenses or other approvals as would not, singly or in the aggregate, have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole.

(v)                                 To the knowledge of the Guarantor, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole.

(w)                               The Company (i) is, to the extent applicable, in compliance with Sanctions and (ii) is not, and no director or senior officer of the Company is, any of the following: (A) a Restricted Person; (B) a person owned 50% or more or controlled by, or acting on behalf of, any

Restricted Person; or (C) a person that commits, threatens or conspires to commit or support “terrorism” as defined in Executive Order No. 13224 of September 23, 2011 — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”).

(x)                                 To the best knowledge of the Responsible Officers of the Guarantor, the Guarantor and its subsidiaries are, to the extent applicable, in compliance in all material respect with Sanctions.

(y)                                 To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor is not, and no subsidiary and no director or senior officer of the Guarantor or any subsidiary, is any of the following: (A) a Restricted Party, (B) a person owned 50% or more or controlled by or acting on behalf of, any Restricted Party; or (C) a person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

(z)                                  The Guarantor has implemented and maintains in effect policies and procedures designed to promote compliance by the Guarantor, its subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.

(aa)                          Except as described in each of the General Disclosure Package and the Prospectus, there are no contracts, agreements or understandings between the Guarantor and any person granting such person the right to require the Guarantor to file a registration statement under the Securities Act with respect to any securities of the Guarantor or to require the Guarantor to include such securities with the Securities registered pursuant to the Registration Statement.

(bb)                          Subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, (i) the Guarantor and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Guarantor has not purchased any of its issued and outstanding common shares, nor declared, paid or otherwise made any dividend or distribution of any kind on its share capital other than ordinary and customary dividends; and (iii) there has not been any material change in the share capital, short-term debt or long-term debt of the Guarantor and its subsidiaries, except in each case as described in the General Disclosure Package and the Prospectus.

(cc)                            Each of the Company, the Guarantor and the Significant Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Guarantor and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the General Disclosure Package and the Prospectus or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company, the Guarantor and the Significant Subsidiaries; any real property and buildings held under lease by the Company, the Guarantor and the Significant Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, the Guarantor and the Significant Subsidiaries, in each case except as described in the General Disclosure Package and the Prospectus.

(dd)                          Each of the Company, the Guarantor and the Significant Subsidiaries owns or possesses, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and none of the Company, the Guarantor or any of the Significant Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole.

(ee)                            No material labor dispute with the employees of the Guarantor or any of the Significant Subsidiaries exists, or, to the knowledge of the Guarantor, is imminent, except as described in the General Disclosure Package and the Prospectus; and the Guarantor is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole.

(ff)                              The Guarantor and each of the Significant Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Guarantor nor any of its Significant Subsidiaries has been refused any insurance coverage sought or applied for; and neither the Guarantor nor any of its Significant Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole, except as described in the General Disclosure Package and the Prospectus.

(gg)                            Each of the Company, the Guarantor and the Significant Subsidiaries possesses all licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and none of the Company, the Guarantor or any of its Significant Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole, except as described in the General Disclosure Package and the Prospectus.

(hh)                          The Guarantor and each of the Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)                                  Deloitte & Touche LLP, who have certified certain consolidated financial statements of the Guarantor, are independent public accountants with respect to the Guarantor and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

2.                            Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the principal amount of the Securities set forth in Schedule I hereto opposite its name at a purchase price (the “Purchase Price”) of 99.278% of the principal amount thereof plus accrued interest, if any, from September 10, 2018 to the Closing Date (as defined in Section 4).

Each of the Company and the Guarantor hereby agree that during the period from the date hereof through and including September 10, 2018, the Company and the Guarantor will not, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or the Guarantor and having a tenor of more than one year.

3.                            Terms of Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after this Agreement has become effective as in your judgment is advisable. The Company is further advised by you that the Securities are to be offered to the public upon the terms set forth in the Prospectus.

4.                            Payment and Delivery. The Company will deliver against payment of the Purchase Price the Securities in the form of permanent global securities (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC.  Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the General Disclosure Package.  Payment for the Securities shall be made by the Underwriters in immediately available funds by wire transfer to an account specified by the Company drawn to the order of the Company at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, at 9:00 A.M. (New York time) on September 10, 2018, or at such other time not later than seven full business days thereafter as the Underwriters, the Company and the Guarantor determine, such time being referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Securities.  The Global Securities will be made available to Davis Polk & Wardwell LLP for checking prior to the Closing Date.

5.                            Conditions to the Underwriters’ Obligations. The obligations of each of the Underwriters are subject to the following conditions:

(a)                                 Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)                                     there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or the Guarantor by any “nationally recognized statistical rating organization,” as such term as defined in Section 3(a)(62) of the Exchange Act; and

(ii)                                  there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the General Disclosure Package on the date of this Agreement that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the

Securities on the terms and in the manner contemplated in the General Disclosure Package.

(b)                                 The Underwriters shall have received on the Closing Date certificates, dated the Closing Date and signed by an executive officer of each of the Company and the Guarantor, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company and the Guarantor contained in this Agreement are true and correct as of the Closing Date and that the Company and the Guarantor have complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officers signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)                                  The Underwriters shall have received on the Closing Date an opinion of Conyers Dill & Pearman Limited, special Bermuda counsel for the Guarantor, dated the Closing Date, in substantially the form attached hereto as Exhibit B.

(d)                                 The Underwriters shall have received on the Closing Date an opinion of Shearman & Sterling LLP, special U.S. counsel for the Company and the Guarantor, dated the Closing Date, in substantially the form attached hereto as Exhibit C.

(e)                                  The Underwriters shall have received on the Closing Date an opinion of David G. Kabbes, General Counsel for the Guarantor, dated the Closing Date, in substantially the form attached hereto as Exhibit D.

(f)                                   The Underwriters shall have received on the Closing Date an opinion of Reed Smith LLP, special U.S. counsel for the Company and the Guarantor, dated the Closing Date, in substantially the form attached hereto as Exhibit E.

(g)                                  The Underwriters shall have received on the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, with respect to this Agreement, the General Disclosure Package and the Prospectus.

Shearman & Sterling LLP and Davis Polk & Wardwell LLP may state that their opinion and belief are based upon their participation in the preparation of the Registration Statement, the General Disclosure Package and the Prospectus and any amendments or supplements thereto and documents incorporated therein by reference and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

The opinions of Conyers Dill & Pearman Limited, Shearman & Sterling LLP, David G. Kabbes and Reed Smith LLP as described in Sections 5(c), (d), (e) and (f) above, shall each be rendered to the Underwriters at the request of the Company and the Guarantor and shall so state therein.

(h)                                 The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Deloitte & Touche, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

6.                            Covenants of the Company and the Guarantor. The Company and the Guarantor jointly and severally covenant with each Underwriter as follows:

(a)                                 The Company and the Guarantor have filed or will file each Statutory Prospectus (including the Prospectus) pursuant to and in accordance with Rule 424(b).  The Company and the Guarantor have complied and will comply with Rule 433.

(b)                                 The Company or the Guarantor will promptly advise the Underwriters of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Underwriters a reasonable opportunity to comment on any such amendment or supplement; and the Company or the Guarantor will also advise the Underwriters promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  Each of the Company and the Guarantor will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)                                  Upon request, to furnish to the Underwriters, without charge, a signed copy of the Registration Statement (including exhibits thereto) and to furnish to the Underwriters in New York City, without charge, promptly following the date of this Agreement, as many copies of the Prospectus and any supplements and amendments thereto or to the Registration Statement as the Underwriters may reasonably request.

(d)                                 To furnish to the Underwriters a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and the Guarantor and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(e)                                  Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(f)                                   If the General Disclosure Package is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the General Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the General Disclosure Package conflicts with the information contained in the Registration Statement then on file, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the General Disclosure Package to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the General Disclosure Package so that the statements in the General Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made when delivered to a prospective purchaser, be misleading or so that the General Disclosure Package, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the General Disclosure Package, as amended or supplemented, will comply with applicable law.

(g)                                  If, during such period after the first date of the public offering of the Securities as in the reasonable opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Guarantor) to which Securities may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(h)                                 To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(i)                                     To make generally available to the Guarantor’s shareholders and to you as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Guarantor occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(j)                                    Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company and the Guarantor jointly and severally agree to pay or cause to be paid all reasonable expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and the Guarantor’s accountants in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the General Disclosure Package, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company or the Guarantor and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(h) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by the Financial Industry Regulatory Authority, (v) the cost of printing certificates representing the Securities, (vi) the costs and charges of any trustee or depositary, (vii) the costs and expenses of the Company and the Guarantor relating to investor presentations on any “road show,” if any, undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company and the Guarantor, travel and lodging expenses of the representatives and officers of the Company and the Guarantor and any such consultants, and one-half of the cost of any aircraft chartered in connection with the road show, and (viii) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantor hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 7 entitled “Indemnity and Contribution,” and the last paragraph of Section 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel and any advertising expenses connected with any offers they may make.

(k)                                 Each of the Company and the Guarantor represents and agrees that, unless it obtains the prior consent of each Underwriter, and each Underwriter agrees that, unless it obtains the prior consent of the Company and the Guarantor, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Guarantor and each Underwriter, including those identified on Schedule I hereto, is hereinafter referred to as a “Permitted Free Writing Prospectus.”  Each of the Company and the Guarantor represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(l)                                     To prepare a final term sheet relating to the offering of the Securities, containing information that describes the final terms of the Securities and any other information agreed to by the Company, the Guarantor and the Underwriters and substantially in the form attached as Exhibit A hereto, and will file such final term sheet within the period required by Rule 433(d)(5)(ii).  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  Each of the Company and the Guarantor also consents to the use by the Underwriters of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Securities or their offering or (y) information that describes the final terms of the Securities or their offering and that is included in the final term sheet of the Company and the Guarantor contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.                            Indemnity and Contribution.

(a)                                 The Company and the Guarantor jointly and severally agree to indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the General Disclosure Package, any Issuer Free Writing Prospectus, any Company or Guarantor information that the Company or Guarantor has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Guarantor in writing by such Underwriter through you expressly for use therein.

(b)                                 Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the Guarantor, the directors of the Company and Guarantor, the officers of the Company and Guarantor who sign the Registration Statement and each person, if any, who controls the Company or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Guarantor to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Guarantor in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the General Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus or any amendment or supplement thereto, it being understood and agreed that the only such information furnished by you consists of the following information in the Prospectus furnished on behalf of each Underwriter: the information contained in the fifth paragraph under the caption “Underwriting”.

(c)                                  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b) such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Underwriters and all persons, if any, who control the Underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, the Guarantor and their respective directors and officers who sign the Registration Statement and each person, if any, who controls the Company or the Guarantor within the meaning of either such Section.  In the case of any such separate firm for the Underwriters and such control persons of the Underwriters, such firm shall be designated in writing by you.  In the case of any such separate firm for the Company, the Guarantor and such directors, officers and control persons, such firm shall be designated in writing by the Company and the Guarantor.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)                                 To the extent the indemnification provided for in Section 7(a) or 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 7(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(d)(i) above but also the relative fault of the Company and the Guarantor on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Securities. The relative fault of the Company and the Guarantor on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amounts of Securities they have purchased hereunder, and not joint.

(e)                                  The Company, the Guarantor and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)                                   The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company and the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter, or by or on behalf of the Company or the Guarantor, its officers or directors or any person controlling the Guarantor, and (iii) acceptance of and payment for any of the Securities.

8.                            Termination. This Agreement shall be subject to termination by notice given by you to the Company and the Guarantor, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Guarantor shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 8(a)(i) through 8(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the General Disclosure Package or the Prospectus.

9.                            Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Underwriter.  If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Securities and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you, the Company and the Guarantor for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter, the Company or the Guarantor.  In any such case either you, the Company or the Guarantor shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the General Disclosure Package, in the Prospectus or in any other documents or arrangements may be effected.  Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability to the Company and the Guarantor or any non-defaulting Underwriter in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason any of the Company or the Guarantor shall be unable to perform its obligations under this Agreement, the Company and the Guarantor will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the reasonable fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

10.                     Submission to Jurisdiction; Appointment of Agent for Service. The Guarantor irrevocably agrees that any legal suit, action or proceeding brought by any Underwriter or by any person who controls any Underwriter arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any federal or state court in the Borough of Manhattan, The City of

New York, the State of New York and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding and any claim of inconvenient forum, and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding.  To the extent that the Guarantor has or hereafter may acquire any immunity (on the grounds of sovereignty or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or its property in respect of its obligations under this Agreement, the Guarantor irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.  Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

The Guarantor (i) irrevocably designates and appoints its Chief Financial Officer from time to time located at its principal executive offices at 50 Main Street, White Plains, New York 10606 (together with any successor, the “Guarantor’s Authorized Agent”), as its agent upon which process may be served in any suit, action or proceeding described in the first sentence of this Section 10 and represents and warrants that the Guarantor’s Authorized Agent has accepted such designation, and (ii) agrees that service of process upon the Guarantor’s Authorized Agent and written notice of said service to the Guarantor mailed or delivered to its Secretary at its registered office at 2 Church Street, Hamilton, Bermuda, shall be deemed in every respect effective service of process upon the Guarantor in any such suit or proceeding.  The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Guarantor’s Authorized Agent in full force and effect so long as any of the Securities shall be issued and outstanding.

11.                     Entire Agreement; Arms-Length Relationship. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company, the Guarantor and the Underwriters with respect to the preparation of any preliminary prospectus, the General Disclosure Package, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b) Each of the Company and the Guarantor acknowledges that, solely in connection with the offering of the Securities, any review by the Underwriters of the Company, the Guarantor and its subsidiaries or any other due diligence review by the Underwriters will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company, the Guarantor or its subsidiaries, and that, solely in connection with this offering of the Securities, the Underwriters (i) have acted at arms’ length, are not agents of, and owe no fiduciary duties to, the Company, the Guarantor or any other person, (ii) owe the Company and the Guarantor only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and

(iii) may have interests that differ from those of the Company or the Guarantor.  Each of the Company and the Guarantor waives, to the full extent permitted by applicable law, any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.                     Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.                     Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.                     Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.                     Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures an Underwriter could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given.  The obligation of the Guarantor with respect to any sum due from it to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, be discharged only if and to the extent that on the first business day following receipt by such Underwriter of any sum adjudged to be so due in such other currency, such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency.  If the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss.  If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Guarantor an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person hereunder.

16.                     Taxes. All payments to be made by the Guarantor under this Agreement shall be paid free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, imposed by Bermuda, Argentina or Brazil or by any department, agency or other political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”).  If any Taxes are required by law to be deducted or withheld in connection with such payments, the Guarantor will increase the amount paid so that the full amount of such payment is received by the Underwriters.

17.                     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Underwriters shall be given to the representatives c/o HSBC Securities (USA) Inc., 452 5th Avenue, New York, New York 10018 (Facsimile: (212) 525-0238) Attention: Transaction Management Americas; c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179 (Facsimile: (212) 834-6081) Attention: Investment Grade Syndicate Desk; c/o Morgan Stanley & Co. LLC, 1585 Broadway, New York New York 10036 (Facsimile: (212) 507-8999) Attention: Investment Banking Division; and c/o SMBC Nikko Securities America, Inc., 277 Park Avenue, New York, NY 10172 Attention: Debt Capital Markets. Notices to the Company shall be given to it at 1391 Timberlake Manor Parkway, St. Louis, MO 63017 (Facsimile: (314) 292-4908) Attention: Treasurer, with a copy to Shearman & Sterling LLP at 599 Lexington Avenue, New York, NY 10022 (Facsimile: (646)-848-7325) Attention: Stephen T. Giove.

18.                     Contractual Recognition of Bail-In. Notwithstanding any other term of this Agreement or any other agreements, arrangements or understanding among any Underwriter, the Company and the Guarantor, each of the Company and the Guarantor acknowledges, accepts and agrees to be bound by:

(a)                                 the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of an Underwriter to the Company or the Guarantor under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)                                     the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)                                  the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of such Underwriter or another person (and the issue to or conferral on the Company or the Guarantor of such shares, securities or obligations);

(iii)                               the cancellation of the BRRD Liability; and

(iv)                              the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)                                 the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

Each of the Company and the Guarantor acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding among any Underwriter, the Company and the Guarantor, relating to the subject matter of this Agreement.

The terms which follow, when used in this Section 18, shall have the meanings indicated.

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Underwriter.

Very truly yours,

BUNGE LIMITED FINANCE CORP.

By:	/s/ Rajat Grupta
Name: Rajat Gupta
Title: President

[Signature Page to Underwriting Agreement]

BUNGE LIMITED

By:	/s/ Rajat Gupta
Name: Rajat Gupta
Title: Treasurer

By:	/s/ Carla Heiss
Name: Carla Heiss
Title: Secretary

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof

By:	HSBC SECURITIES (USA) INC.

By:	/s/ Luiz Lanfredi
	Name:	Luiz Lanfredi
	Title:	Vice President

By:	J.P. MORGAN SECURITIES LLC

By:	/s/ Som Bhattacharyya
	Name:	Som Bhattacharyya
	Title:	Executive Director

By:	MORGAN STANLEY & CO. LLC

By:	/s/ Tammy Serbee
	Name:	Tammy Serbee
	Title:	Managing Director

By:	SMBC NIKKO SECURITIES AMERICA, INC.

By:	/s/ Yoshihiro Satake
	Name:	Yoshihiro Satake
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Principal Amount of the 2022 Securities To Be Purchased
J.P. Morgan Securities LLC	$67,500,000
HSBC Securities (USA) Inc.	$67,500,000
Morgan Stanley & Co. LLC	$67,500,000
SMBC Nikko Securities America, Inc.	$67,500,000
ABN AMRO Securities (USA) LLC	$67,500,000
ING Financial Markets LLC	$67,500,000
Natixis Securities Americas LLC	$67,500,000
Rabo Securities USA, Inc.	$67,500,000
BMO Capital Markets Corp.	$4,500,000
BNP Paribas Securities Corp.	$4,500,000
Commerz Markets LLC	$4,500,000
Credit Agricole Securities (USA) Inc.	$4,500,000
Deutsche Bank Securities Inc.	$4,500,000
Mizuho Securities USA LLC	$4,500,000
SG Americas Securities, LLC	$4,500,000
U.S. Bancorp Investments, Inc.	$4,500,000
ANZ Securities, Inc.	$1,715,000
Barclays Capital Inc.	$1,715,000
BB Securities Limited	$1,715,000
BBVA Securities Inc.	$1,715,000
DZ Financial Markets LLC	$1,714,000
ICBC Standard Bank Plc	$1,714,000
Loop Capital Markets LLC	$1,714,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$1,714,000
PNC Capital Markets LLC	$1,714,000
Scotia Capital (USA) Inc.	$1,714,000
Standard Chartered Bank	$1,714,000
SunTrust Robinson Humphrey, Inc.	$1,714,000
UniCredit Capital Markets LLC	$1,714,000
Wells Fargo Securities, LLC	$1,714,000

Total:	$600,000,000

I-1

SCHEDULE II

General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes the following document:

Final term sheet, dated September 4, 2018, a copy of which is attached as Exhibit A hereto.

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EXHIBIT A

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File Nos. 333-211218 / 333-211218-01

Issuer Free Writing Prospectus, dated September 4, 2018

Bunge Limited Finance Corp.

4.350% Senior Notes Due 2024

(the “Notes”)

Pricing Term Sheet

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due March 15, 2024, and should only be read together with the Preliminary Prospectus Supplement dated September 4, 2018 relating to the Senior Notes of Bunge Limited Finance Corp. due March 15, 2024.

Issuer:	Bunge Limited Finance Corp.

Guarantor:	Bunge Limited

Size:	$600,000,000

Maturity Date:	March 15, 2024

Coupon:	4.350%

Price:	99.878% of the principal amount

Yield:	4.375%

Spread to Benchmark Treasury:	+160 basis points

Benchmark Treasury:	2.750% due August 31, 2023

Benchmark Treasury Price:	99-28 ¼

Benchmark Treasury Yield:	2.775%

Interest Payment Dates:	March 15 and September 15, beginning on March 15, 2019

Trade Date:	September 4, 2018

Settlement Date**:	September 10, 2018 (T+4)

CUSIP/ISIN:	120568 BA7 / US120568BA72

Optional Redemption:

At any time prior to February 15, 2024 (one month before maturity), BLFC may elect to redeem and repay the notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed that would be due if such notes matured on February 15, 2024 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 25 basis points.

On or after February 15, 2024 (one month before maturity), BLFC may elect to redeem and repay the notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

SMBC Nikko Securities America, Inc.
ABN AMRO Securities (USA) LLC

ING Financial Markets LLC

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

Senior Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BB Securities Limited

BBVA Securities Inc.

DZ Financial Markets LLC

ICBC Standard Bank Plc

Loop Capital Markets LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank

SunTrust Robinson Humphrey, Inc.

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

**We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about September 10, 2018, which will be the fourth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the second business day prior to September 10, 2018 will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of the prospectus supplement or the next four succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Limited, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at (866) 718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

EXHIBIT B

FORM OF OPINION OF BERMUDA COUNSEL TO THE GUARANTOR

1.                                      The Guarantor is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                      The Guarantor has the necessary corporate power and authority to execute, deliver and perform its obligations under the Documents and the necessary corporate power to conduct its business as described under the captions “Bunge Limited” in the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement.  The execution and delivery of the Documents by the Guarantor and the performance by the Guarantor of its obligations thereunder will not violate the memorandum of association or bye-laws of the Guarantor nor any applicable law, regulation, order or decree in Bermuda.

3.                                      The Guarantor has taken all corporate action required to authorise its execution and filing of the Registration Statement and its execution, delivery and performance of the Documents.  The Registration Statement has been duly executed by or on behalf of the Guarantor.  The Documents have been duly executed and delivered by or on behalf of the Guarantor, and constitute the valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with the terms thereof.

4.                                      No order, consent, approval, licence, authorisation or validation of, filing with or exemption by any government or public body or authority of Bermuda or any sub division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained or filed in accordance with Bermuda law.

5.                                      It is not necessary or desirable to ensure the enforceability in Bermuda of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda.  However, to the extent that any of the Documents creates a charge over assets of the Guarantor, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981.  On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge.  A registration fee of $665 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation).  As the Documents are governed by the Foreign Laws, the question of whether they create such an interest in property would be determined under the Foreign Laws.

6.                                      Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at [  ] a.m. on [  ] 2018 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of such search), there are no judgments against the Guarantor, nor any legal or governmental proceedings pending in Bermuda to which the Guarantor is subject.

7.                                      The authorised capital of the Guarantor conforms, as to legal matters, to the description thereof contained in each of the Preliminary Prospectus Supplement and the Prospectus in all material respects.

8.                                      The statements contained in the Base Prospectus under the caption “Description of Share Capital”, to the extent that they constitute statements of Bermuda law, are accurate in all material respects as of the date of the Base Prospectus.  The statements contained in (i) each of the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the captions “Risk Factors — Risks Relating to the Offering of the Notes — The Notes are effectively subordinated to our secured debt.”, “Risk Factors — Risks Relating to the Offering of the Notes — Bunge Limited is a holding company and will depend upon funds from its subsidiaries to meet its obligations under the guarantee of the Notes.”, “Risk Factors — Risks Relating to the Offering of the Notes — Bunge Limited is a Bermuda company, and it may be difficult for you to enforce judgments against us or our directors and officers.”, “Description of the Notes” and “Taxation — Bermuda Tax Considerations” and (ii) the Guarantor’s Annual Report on Form 10-K for the fiscal year ended 31 December 2017 under the caption “Risk Factors - Risks Relating to Our Common Shares - We are a Bermuda company, and it may be difficult for you to enforce judgments against us and our directors and executive officers.”, to the extent that they constitute statements of Bermuda law, are accurate in all material respects.

9.                                      The Documents will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax,

fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the Documents, other than as stated in paragraph 5 hereof.

10.                               There is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made by the Guarantor pursuant to the Documents.

11.                               The Guarantor has received an assurance from the Minister of Finance in Bermuda that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Guarantor or any of its operations or its shares, debentures or other obligations (subject to the proviso expressed in such assurance as described in the Prospectus), which assurance is effective until 31 March 2035.

12.                               The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.  The submission in the Documents to the non-exclusive jurisdiction of the Foreign Courts and the appointment of its Chief Financial Officer from time to time by the Guarantor as its agent for service of legal process in connection with proceedings in the Foreign Courts pursuant to the Documents, is valid and binding upon the Guarantor.

13.                               The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Guarantor based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) there is due compliance with the correct procedures under the laws of Bermuda.

14.                               The Guarantor is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

15.                               The Guarantor has been designated as non resident of Bermuda for the purposes of the Exchange Control Act, 1972 and, as such, is free to acquire, hold, transfer and sell foreign currency (including the payment of dividends or other distributions) and securities without restriction.

EXHIBIT C

FORM OF OPINION OF SHEARMAN & STERLING LLP, U.S. COUNSEL TO THE COMPANY AND THE GUARANTOR

1.                                      The execution and delivery by the Company and the Guarantor of the Underwriting Agreement does not, and the performance by the Company and the Guarantor of their respective obligations thereunder and the consummation of the transactions contemplated thereby will not result in a violation of Generally Applicable Law.

2.                                      No authorization, approval or other action by, and no notice to or filing with, any United States federal or New York governmental authority or regulatory body is required for the due execution, delivery or performance by the Company and the Guarantor of their respective obligations under the Underwriting Agreement, except as have been obtained and are in full force and effect under the Securities Act or as may be required under the securities or blue sky laws of any jurisdiction in the United States in connection with the offer and sale of the Notes.

3.                                      The Underwriting Agreement has been duly executed and delivered by the Guarantor, to the extent such execution and delivery is a matter of New York law.

4.                                      Assuming the validity of such action under the laws of Bermuda, under the laws of the State of New York relating to submission to jurisdiction, the Guarantor (i) has, pursuant to Section 10 of the Underwriting Agreement, validly and irrevocably submitted to the jurisdiction of any New York State or United States federal court located in The City of New York, New York, in any action or proceeding arising out of or with respect to the Underwriting Agreement and validly and irrevocably waived any objection to the venue of a proceeding in any such court, and (ii) has validly appointed Chief Financial Officer as its authorized agent for the purposes described in Section 10 of the Underwriting Agreement; and service of process effected in the manner set forth in Section 10 of the Underwriting Agreement will be effective to confer valid personal jurisdiction under the laws of the State of New York in connection with any such action or proceeding.

Subject to the limitations set forth in the immediately preceding paragraph, we advise you that, on the basis of the information we gained in the course of performing the services referred to above, in our opinion, (a) each of the documents incorporated by reference in the Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we express no opinion), at the time it was filed with the Commission, appears on its face to have been

C-1

appropriately responsive in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Commission thereunder, (b) each of the Registration Statement and the Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which we express no opinion) appears on its face to be appropriately responsive in all material respects to the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder, and (c) we do not know of any contract or other document of a character required to be filed as an exhibit to the Registration Statement that is not so filed.

We further advise you that, subject to the limitations set forth in the second preceding paragraph, on the basis of the information we gained in the course of performing the services referred to above, no facts came to our attention which caused us to believe that (i) the Registration Statement (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom and the Trustee’s Statement of Eligibility on Form T-1, as to which we have not been requested to comment), as of the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the General Disclosure Package (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we have not been requested to comment), as of the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) the Prospectus (other than the financial statements and other financial or statistical data contained or incorporated by reference therein or omitted therefrom, as to which we have not been requested to comment), as of the date of the Final Prospectus Supplement or the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

C-2

EXHIBIT D

FORM OF OPINION OF GENERAL COUNSEL TO THE COMPANY AND THE GUARANTOR

1.                        each subsidiary of the Guarantor listed in Annex A to this opinion (each, a “Significant Subsidiary”) has been duly incorporated, is validly existing as a corporation or company, and, if applicable, is in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own its property and to conduct its business as described in the General Disclosure Package and the Prospectus and is duly qualified as a foreign corporation or company to transact business and, if applicable, is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole;

2.                        except as otherwise disclosed in the General Disclosure Package and the Prospectus, all of the issued shares of capital stock of each Significant Subsidiary of the Guarantor have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly or indirectly by the Guarantor, free and clear of all liens, encumbrances, equities or claims;

3.                        to the best of my knowledge, none of the Guarantor’s Significant Subsidiaries is presently (a) in violation of its charter or by-laws, except where the violation would not have a material adverse effect on such Significant Subsidiary, or is (b) in breach of any applicable statute, rule or regulation known to me, or to my knowledge, any order, writ or decree of any court or governmental agency or body having jurisdiction over such subsidiaries or over any of their properties or operations, except where the breach would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole;

4.                        to the best of my knowledge, the execution and delivery by the Company and the Guarantor of, the performance of their respective obligations under and the consummation of the transactions contemplated by the Underwriting Agreement, the Indenture (including the Guarantee set forth therein) and the Notes will not (x) result in any violation of their respective memorandum of association or bye-laws, as the case may be, (y) conflict with or result in a breach or violation of, or constitute a default under, any agreement, indenture, mortgage, deed of trust, loan agreement or other instrument binding upon the Company and the Guarantor that is material to the Guarantor and its subsidiaries taken as a whole or (z) result in the violation of any law or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or the Guarantor or any of its Significant Subsidiaries, except, in the case of (y) and (z), for such conflicts, breaches or violations, as the case may be, that would not have a material adverse effect on the Guarantor and its subsidiaries taken as a whole;

5.                        to the best of my knowledge, (a) there are no legal or governmental proceedings pending or threatened to which the Company, the Guarantor or any of the Guarantor’s Significant Subsidiaries is a party or to which any of the properties of the Company, the Guarantor or the Guarantor’s Significant Subsidiaries is subject that are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus and are not so described, and (b) there are no statutes or regulations, contracts or other documents that are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus that are not described as required;

6.                        to the best of my knowledge, except as described in or incorporated by reference into the General Disclosure Package and the Prospectus, the Guarantor and the Guarantor’s Significant Subsidiaries (a) are in compliance with any and all applicable Environmental Laws, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals which could not reasonably be expected, singly or in the aggregate, to have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole; and

7.                        the statements contained (a) under the captions “Item 1. Business—Government Regulation”, “Item 1. Business—Environmental Matters and Sustainability” and “Item 3. Legal Proceedings” in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2017, (b) under the caption Item 13. “Certain Relationships and Related Transactions, and Director Independence” (which incorporates by reference information contained in the Guarantor’s Definitive Proxy Statement on Schedule 14A for the 2018 Annual General Meeting of Shareholders, filed with the Commission on April 12, 2018, under the caption “Certain Relationships and Related Person Transactions”) in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2017, and (c) under the caption “Item 1. Legal Proceedings” in the

Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2018, incorporated by reference in the General Disclosure Package and the Prospectus, as updated, revised or amended by statements contained in or incorporated by reference in the General Disclosure Package and the Prospectus, to the extent such statements constitute matters of law, summaries of legal matters, legal proceedings or legal conclusions, have been reviewed by me and fairly summarize the matters referred to therein in all material respects.

EXHIBIT E

FORM OF OPINION OF REED SMITH LLP, U.S. COUNSEL TO THE COMPANY AND THE GUARANTOR

1.                                      The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease or operation of property or the conduct of its business as described in the General Disclosure Package and the Prospectus requires such qualification, and has the corporate power and authority to own or lease and operate its properties and carry on its business as carried on as of the date hereof as so described and to execute, deliver and perform its obligations under the Transaction Documents except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

2.                                      All the outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as otherwise disclosed in the General Disclosure Package and the Prospectus, are owned of record directly or indirectly by the Guarantor.

3.                                      The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.  The Indenture and the Notes have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company.  Assuming the due authorization, execution and delivery by the Guarantor under Bermuda law, the Indenture has been duly executed and delivered by the Guarantor (to the extent execution and delivery are governed by the laws of the State of New York).  The Indenture constitutes the valid and legally binding obligation of the Company and the Guarantor enforceable against each of them in accordance with its terms.

4.                                      The Underwriting Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company.

5.                                      Assuming the Notes are duly authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the Underwriters (as defined in the Underwriting Agreement) in accordance with the terms of the Underwriting Agreement, the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, legality or enforceability of the obligations of the Trustee under the Indenture.  The form of the Notes complies with the requirements of the Indenture and based solely on our review of the Indenture and, as to factual matters only, the Certificates supplied by the Clients, all conditions to the issuance and authentication thereof set forth in the Indenture have been satisfied in full.

6.                                      Assuming due authorization, execution and delivery of the Indenture by the Guarantor under Bermuda law, at such time as the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture (to the extent execution and delivery are governed by the laws of the State of New York) and paid for as provided in the Underwriting Agreement, the Guarantee is a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms and will be entitled to the benefits of the Indenture; provided that we express no opinion as to the validity, legality or enforceability of the obligations of the Trustee under the Indenture.

7.                                      No authorization, consent, approval or other action by, or filing with, any New York, Delaware or United States federal regulatory body or New York, Delaware (under the Delaware General Corporation Law) or United States federal governmental agency or authority is required in connection with the execution, delivery or performance by the Company of the Indenture and the Notes, or by the Guarantor of the Indenture, or for the validity or enforcement, of the Indenture and the Notes, except (i) as have been obtained or effected as of the date hereof or (ii) such consents, approvals, authorizations or orders as are not required on the date hereof (under existing laws, regulations and conditions).

8.                                      The execution and delivery by the Company of the Indenture and the Notes, and the performance by the Company of its obligations thereunder will not breach, contravene, conflict with, or constitute a violation of (i) the Organizational Documents of the Company or (ii) any statute, law, ordinance, rule or regulation of the State of New York or the United States or under the Delaware General Corporation Law that in our experience is normally applicable to transactions contemplated by the Transaction Documents or, to our knowledge, any judgment, order or decree, applicable to the Company or any of its properties or assets.

9.                                      The execution and delivery by the Guarantor of the Indenture, and the performance by the Guarantor of its obligations thereunder will not breach, contravene, conflict with, or constitute a violation of any statute, law, ordinance, rule or regulation of the State of New York or the United States that in our experience is normally applicable to transactions contemplated by the Transaction Documents or, to our knowledge, any judgment, order or decree, applicable to the Guarantor or any of its properties or assets.

10.                               Based upon our review of the indentures, mortgages, deeds of trust, loan agreements or other agreements or instruments set forth on Annex I attached to each of the Officers’ Certificates (collectively, the “Material Agreements”), the execution and delivery by the Company of the Indenture, the

Notes and the Underwriting Agreement, the execution and delivery by the Guarantor of the Master Trust Guaranty, the Indenture and the Underwriting Agreement, and the performance by either the Company or the Guarantor of its obligations thereunder do not (and, in the case of performance, under current terms will not) breach, contravene, conflict with, or constitute a violation of any Material Agreement by which the Company or the Guarantor is bound or to which any of its properties or assets is subject (except we express no opinion as to violations of financial covenants or similar provisions to the extent they require financial calculations to ascertain compliance).

11.                               Neither the Company nor the Guarantor is, nor will either of them be, as a result of the Transactions, an “investment company” or a company “controlled by” an “investment company”, in each case within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

12.                               Each of the Indenture, the Notes and the Master Trust Transaction Documents conforms in all material respects to the description thereof contained in the General Disclosure Package and the Prospectus.

13.                               Under the laws of the State of New York relating to submission to personal jurisdiction, the Company and the Guarantor have, pursuant to provisions of the Indenture, validly and irrevocably submitted to the personal jurisdiction of any New York State or U.S. federal court sitting in the Borough of Manhattan, The City of New York, and any appellate court thereof, in any suit, action or proceeding relating to its obligations, liabilities or any other matter arising out of or in connection with the Indenture and have validly and irrevocably waived any objection to the venue of a proceeding in any such court, and have validly appointed the authorized agent named in the Indenture for the purposes described therein, and the service of process effected on such agent in the manner set forth in the Indenture is effective to confer valid personal jurisdiction over the Guarantor.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein or in the Prospectus, we are of the opinion that, under current United States federal income tax law, the statements in the Prospectus under the caption “TAXATION — Material U.S. Federal Income Tax Consequences,” to the extent they constitute summaries of matters of law or legal conclusions, fairly summarize the matters described therein in all material respects.